PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-222814

ELECTRAMECCANICA VEHICLES CORP.

Issuance of up to 4,501,368 Common Shares upon Exercise of Warrants

We previously sold 2,353,000 units (the “Units”), with each Unit consisting of one common share (each, a “Common Share”) and two warrants (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share at an exercise price of US$4.25 per share. The Warrants will expire on August 13, 2023.

On August 13, 2018, we completed our Units offering for gross proceeds of approximately US$10 million. On August 23, 2018, the underwriters in the Units offering exercised an over-allotment option to purchase 705,900 Warrants at US$0.01 per Warrant for a total amount of US$7,059. The Warrants are identical to those included in the Units issued on August 13, 2018. The aggregate net proceeds were approximately US$9.1 million after underwriting discounts and commissions and other offering expenses.

Of the 5,411,900 Warrants issued on August 13, 2018 and August 23, 2018, 910,532 Warrants have subsequently been exercised for gross proceeds of US$$3,869,761.

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We will bear all costs associated with this prospectus and the registration statement of which it forms a part. The Common Shares and the Warrants are traded on the Nasdaq Capital Market, under the ticker symbols “SOLO” and “SOLOW”, respectively.

The last reported sale price of our common shares on April 16, 2020 was US$0.99 per share.

Investing in our common shares involves substantial risks. See “Risk Factors” beginning on page 10 of this prospectus to read about important factors you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2020.

ABOUT THIS PROSPECTUS

We refer to Electrameccanica Vehicles Corp. and its consolidated subsidiaries as “we”, “us”, “our”, “Company”, “our company”, “Electrameccanica” and “our business”. This prospectus is part of a registration statement (as amended, No. 333-222814) that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission”, utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus, including all documents incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus, as well as documents incorporated herein by reference,, is accurate only as of the date of this prospectus, the or the document containing that information, as the case may be.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe the market information included in this prospectus is generally reliable, the future performance of the industry in which we operate and, as a result, our future prospects, are subject to a high degree of risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the following documents which we incorporate by reference:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020 (the “2019 Annual Report”), as amended on March 26, 2020;

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common shares.

Our Company

Overview

We are a development-stage electric vehicle, or EV, manufacturing company located in Vancouver, British Columbia, Canada. Our initial product line targets urban residents seeking to commute in an efficient, cost-effective and environmentally friendly manner.

Products

Our first flagship EV is the SOLO, a single seat vehicle, of which we have built 64 prototype vehicles in-house as of March 26, 2020 and approximately 50 pre-production vehicles with our manufacturing partner, Zongshen Industrial Group Co. Ltd. (“Zongshen”). We have used some of these pre-mass production vehicles as prototypes and for certification purposes, have delivered some to customers and have used others as test drive models in our showroom. We believe our schedule to mass produce EVs over the near term, combined with our subsidiary InterMeccanica International Inc.’s (“InterMeccanica”), 61-year history of automotive design, manufacturing and deliveries of motor vehicles to customers, significantly differentiates us from other early and development stage EV companies.

To support our near-term production, we have entered into a manufacturing agreement with Zongshen, acting through its wholly-owned subsidiary. Zongshen is an affiliate of Zongshen Power Machinery Co., Ltd., a large-scale scientific and technical enterprise which designs, develops, manufactures and sells a diverse range of motorcycles and motorcycle engines in China. Zongshen has previously purchased common shares and warrants to purchase common shares from us, and beneficially owns approximately 7.3% of our common shares.

We have two other EV candidates in early design development stage, namely, the Super SOLO, a sports car model of the SOLO, and the Tofino, an all-electric, two-seater roadster.

We have devoted substantial resources to create an affordable EV which brings significant performance and value to our customers. To this end, we envision the SOLO carrying a manufacturer’s suggested retail price of US$18,500, prior to any surcharge to cover tariffs (discussed below), and being powered by a high-performance electric rear drive motor which enables the SOLO to achieve:

•	a top speed of 80 mph and an attainable cruise speed of 68 mph resulting from its lightweight aerospace composite chassis;

•	acceleration from 0 mph to 60 mph in approximately eight seconds; and

•	a range of up to 100 miles generated from a lithium ion battery system that requires up to four hours of charging time on a 220-volt charging station (up to eight hours from a 110-volt outlet) that utilizes approximately 8.64 kW/h.

In addition, the SOLO contains a number of standard features found in higher price point vehicles, including:

•	LCD Digital Instrument Cluster;

•	Power Windows, Power Steering and Power Brakes;

•	AM/FM Stereo with Bluetooth/CD/USB;

•	Rear view backup camera;

•	Air conditioning;

•	Heated seats; and

•	Heater and defogger.

Unique to Canada, the SOLO is under the three-wheeled vehicle category and is subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations.

For sale into the United States, we and our vehicles must meet the applicable parts of the U.S. Code of Federal Regulations Title 49 —Transportation. Since the U.S. regulations do not have a specific class for three-wheeled “autocycles”, the SOLO falls under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571. However, currently a motorcycle license is not required to drive them in all but the States of Alaska, Florida, New York and Massachusetts. Motorcycle helmets must be worn while operating in the States of New York and Massachusetts. Helmets are also required if the driver is under 18 years old in the States of Alaska, Montana, Colorado and New Hampshire.

Potential Impact of the COVID-19 Pandemic

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19.

Our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, and we anticipate that Zongshen remains on track to begin producing the SOLO for deliveries to customers during 2020. However, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations, and on the global economy as a whole. Government-imposed restrictions on travel and other “social-distancing” measures such restrictions on assembly of groups of persons, have to potential to disrupt supply chains for parts and sales channels for our products, and may result in labor shortages.

It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. We will continue to monitor the COVID-19 situation closely, and intend to follow health and safety guidelines as they evolve.

Potential Impact of Tariffs

A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the current U.S. administration has imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). As indicated above, we envision that the base purchase price for our SOLO will be approximately US$18,500. As the landscape for tariffs involving imports to the United States from the People’s Republic of China has been changing over the past year and may change again, we have not determined how to adjust the base purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the People’s Republic of China signed an Economic and Trade Agreement commonly referred to as the “Phase 1 Trade Agreement”, which entered into force on February 14, 2020. Notwithstanding the coming into force of the Phase 1 Trade Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Corporate Structure and Principal Executive Offices

We were incorporated on February 16, 2015 under the laws of British Columbia, Canada, and have a December 31, fiscal year end. As of April 16, 2020, we had 38,290,922 common shares outstanding.

Our principal executive offices are located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. Our telephone number is (604) 428-7656. Our website address is www.electraMeccanica.com. Information on our website does not constitute part of this prospectus supplement. Our registered and records office is located at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7.

We have four subsidiaries: InterMeccanica, a British Columbia, Canada, corporation; EMV Automotive USA Inc., a Nevada corporation; SOLO EV LLC, a Michigan corporation; and EMV Automotive Technology (Chongqing) Ltd., a People’s Republic of China corporation.

Industry Overview

Investment in clean technology has been trending upwards for several years as nations, governments, and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. EVs are a growing segment of this clean technology movement. An EV is any vehicle that does not solely operate on gas or diesel. Within this alternative vehicle group, there are sub-categories of alternative vehicles that utilize different innovative technologies, including battery electric vehicles (“BEV”) and plug-in hybrid electric vehicles (“PHEV”). Our products are BEVs.

Competitive Factors

The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. Other manufacturers have entered the electric vehicle market and we expect additional competitors to enter this market within the next several years. As they do, we expect that we will experience significant competition. With respect to the SOLO, we face strong competition from established automobile manufacturers, including manufacturers of EVs such as the Tesla Model S, the Chevrolet Bolt and the Nissan Leaf.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases, and broader customer and industry relationships, than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do.

Furthermore, certain large manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company. We do not currently offer any form of direct financing on our vehicles. The lack of our direct financing options and the absence of customary vehicle discounts could put us at a competitive disadvantage.

We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in the EV market and our market share. We might not be able to compete successfully in our market. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our extensive managerial and automotive experience, production capability and unique product offering give us the ability to successfully operate in the EV market in a way that many of our competitors cannot. In particular, we believe that our competitive advantages include:

•	Extensive in-house development capabilities: Our acquisition of InterMeccanica in 2017 enables us to leverage InterMeccanica’s extensive 61 years of experience in vehicle design, manufacture, sales and customer support. InterMeccanica was founded in Turin, Italy, in 1959 as a speed parts provider and soon began producing in-house designed, complete vehicles like the Apollo GT, Italia, Murena, Indira and the Porsche 356 replica. InterMeccanica’s former owner, Henry Reisner, is our President and Chief Operating Officer and one of our directors, and, together with his family, is the second largest shareholder in our Company. We have integrated InterMeccanica’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings;

•	In-house production capabilities: We have the ability to manufacture our own products on a non-commercial scale. As of March 26, 2020, we have produced 64 prototype SOLOs at our facilities in Vancouver, British Columbia, and 50 pre-production SOLOs with our manufacturing partner Zongshen;

•	Commercial production of the SOLO anticipated to commence during 2020: We have an agreement with Zongshen whereby they have agreed to produce a total of 75,000 SOLOs over a three year period once we have started full scale production. To date, Zongshen has produced approximately 50 pre-production production vehicles;

•	Unique product offering: The SOLO, manufacturer suggested retail price of US$18,500, prior to any surcharge for tariffs, is far below the retail price of EVs offered by those who we consider to be our principal competitors, we believe that the SOLO compares favorably against them; and

•	Management expertise: We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. They include Paul Rivera, our Chief Executive Officer, Bal Bhullar, our Chief Financial Officer, Henry Reisner, our President and Chief Operating Officer, and Isaac Moss, our Chief Administrative Officer. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. We have supplemented additional expertise by adding consultants and directors with corporate, accounting, legal and other strengths.

Strategy

Our near-term goal is to commence and expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:

•	Beginning commercial production of the SOLO: We anticipate that Zongshen, our manufacturing partner, will begin producing the SOLO for deliveries to customers during 2020;

•	Increasing orders for our EVs: We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable $250 deposit, and a Tofino or Super SOLO by paying a refundable $1,000 deposit. Once reserved, the potential customer is allocated a reservation number and, although we cannot guarantee that such pre-orders will become binding and result in sales, we intend to fulfill the reservations as the respective vehicles are produced. We maintain certain refundable deposits from various individuals for SOLOs, Tofinos and Super SOLOs. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyer’s deposit;

•	Having sales and services supported by local corporate stores: We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

•	Expanding our product offering: In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two seater sports car in the expected price range of $50,000 to $60,000.

We have achieved our pre-order book through an online “direct sales to customers and corporate sales” platform, as well as a store and showroom at our headquarters in Vancouver, British Columbia, Canada. We plan on expanding this model and will be opening similar stores in key urban areas. We have recently opened our first U.S. corporate store located in Los Angeles. In addition, we maintain certain expressions of interest arising from non-binding letters of interest, including certain deposits associated with the same, from certain proposed dealers and/or distributors for our vehicles representing their collective expressions of interest (should we choose to contract with them) for the purchase from or the sale on our behalf of SOLOs, Tofinos and Super SOLOs.

Marketing Plan

We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Our marketing and promotional efforts emphasize the SOLO’s image as an efficient, clean and affordable EV for the masses to commute on a daily basis.

A key point to the marketing plan is to target metropolitan areas with high population density, expensive real estate, high commuter traffic load and pollution levels which are becoming an enormous concern. Accordingly, our management has identified California, Washington, Oregon and Southern Florida as areas with cities that fit the aforementioned criteria, and we have plans to seek out suitable locations for additional stores there.

We plan to develop a marketing strategy that will generate interest and media buzz based on the SOLO’s selling points. Key aspects of our marketing plan include:

•	Digital marketing: Organic engagement and paid digital marketing media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO, which to date has had positive traction;

•	Earned media: We have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch;

•	Investor Relations/Press Releases: Our in-house investor relations team will provide media releases/kits for updates and news on our progress;

•	Industry shows and events: We displayed the SOLO at the Vancouver International Autoshow in March 2017, the Consumer Electronics Show in Las Vegas in January 2018 and the Vancouver International Autoshow in March 2018 and 2019. Promotional merchandise giveaways are expected to enhance and further solidify our branding in consumer minds. Computer stations and payment processing software will be readily on hand at such events to accept SOLO reservations; and

•	First-hand experience: Test-drives and public viewings are available at our existing stores in the Vancouver downtown core and in Los Angeles.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts we plan to focus on the features that differentiate our SOLO from the existing EVs in the market.

Implications of Being a Foreign Private Issuer

We qualify as a “foreign private issuer”, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”) and Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (or the “Exchange Act”). In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information (although we are subject to the requirement to make timely disclosure of material information under the Nasdaq Marketplace Rules).

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus supplement and the accompanying prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until December 31, 2022 (being the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common shares under our registration statement on Form F-1 (SEC File No. 333-214067), as filed with the SEC under the Securities Act on October 12, 2016 and subsequently amended), or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

The Offering

Securities Offered	Up to 4,501,368 Common Shares issuable upon exercise of outstanding Warrants issued on August 13, 2018 and August 23, 2018.

Exercise Price: and Term of Warrants	The Warrants have an exercise price of US$4.25 per Common Share. The Warrants are exercisable at any time prior to August 13, 2023.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We plan to use those proceeds, if any, to further develop our products, for working capital and for general corporate purposes.

Risk Factors	The exercise of the Warrants and the acquisition of our Common Shares involve substantial risks. See “Risk Factors” beginning on page 10 of this prospectus.

Nasdaq Symbol for Common Shares	SOLO.

Nasdaq Symbol for Warrants	SOLOW.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Such forward-looking statements may include, but are not limited to, statements and/or information related to: strategy, future operations, the size and value of the order book and the number of orders, the number and timing of building pre-mass production vehicles, the projection of timing and delivery of SOLOs or Tofinos in the future, projected costs, expected production capacity, expectations regarding demand and acceptance of our products, estimated costs of machinery to equip a new production facility, and trends in the market in which we operate, plans and objectives of management.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: our ability to build pre-mass production vehicles and to begin production deliveries within certain timelines; our expected production capacity; prices for machinery to equip a new production facility, labor costs and material costs, remaining consistent with our current expectations; production of SOLOs and Tofinos meeting expectations and being consistent with estimates; equipment operating as anticipated; there being no material variations in the current regulatory environment; and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

●	general economic and business conditions, including changes in interest rates;

●	prices of other electric vehicles, costs associated with manufacturing electric vehicles and other economic conditions;

●	natural phenomena (including the current COVID-19 pandemic);

●	actions by government authorities, including changes in government regulation;

●	uncertainties associated with legal proceedings;

●	changes in the electric vehicle market;

●	future decisions by management in response to changing conditions;

●	our ability to execute prospective business plans;

●	misjudgments in the course of preparing forward-looking statements;

●	our ability to raise sufficient funds to carry out our proposed business plan;

●	consumers’ willingness to adopt three-wheeled single seat electric vehicles;

●	declines in the range of our electric vehicles on a single charge over time may negatively influence potential customers’ decisions to purchase such vehicles;

●	developments in alternative technologies or improvements in the internal combustion engine;

●	inability to keep up with advances in electric vehicle technology;

●	inability to design, develop, market and sell new electric vehicles and services that address additional market opportunities;

●	dependency on certain key personnel and any inability to retain and attract qualified personnel;

●	inexperience in mass-producing electric vehicles;

●	inability to reduce and adequately control operating costs;

●	failure of our vehicles to perform as expected;

●	inexperience in servicing electric vehicles;

●	inability to succeed in establishing, maintaining and strengthening the ElectraMeccanica brand;

●	disruption of supply or shortage of raw materials;

●	the unavailability, reduction or elimination of government and economic incentives;

●	failure to manage future growth effectively; and

●	labor and employment risks.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus supplement and the accompanying prospectus and other documents that we may file from time to time with the securities regulators.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated therein by reference, including our historical and pro forma financial statements and related notes, before you decide to purchase the common shares. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Cautionary Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

We have limited cash on hand and we will require a significant amount of capital to carry out our proposed business plan to develop, manufacture, sell and service electric vehicles. There is substantial doubt as to the ability of our Company to continue as a going concern.

We incurred losses of $30,742,311 in 2019, $10,038,145 in 2018, $11,366,372 in 2017, and anticipate incurring losses in our 2020 fiscal year. We had negative operating cash flows of $22,501,917 for the year ended December 31, 2019 and anticipate negative operating cash flows during our current fiscal year. Although we had net current assets of $15,478,918, including cash and cash equivalents of $11,095,848 at December 31, 2019, we believe that we will need significant additional equity financing to continue as a going concern, given that, among other things:

•	we have not begun the commercial mass production or sale of our flagship vehicle, the SOLO, and we expect to incur significant ramp-up in costs and expenses through the launch of the vehicle;

•	we anticipate that the gross profit generated from the sale of the SOLO will not be sufficient to cover our operating expenses, and our achieving profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products; and

•	we do not anticipate that we will be eligible to obtain bank loans, or other forms of debt financing on terms that would be acceptable to us.

We anticipate generating a significant loss for the current fiscal year. The report of independent registered public accounting firm on our audited financial statements includes an explanatory paragraph relating to our ability to continue as a going concern.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. Even if we are able to successfully launch the SOLO into commercial mass production, and to launch the Tofino or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability, we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2020 and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We have a limited operating history and have generated minimal revenues.

Our limited operating history makes evaluating our business and future prospects difficult. We were formed in February 2015, and we have not yet begun mass production or the commercial delivery of our first electric vehicle. To date, we have no revenues from the sale of electric vehicles as any amounts received from the sale of our pre-production electric vehicles were netted off against research and development costs as cost recovery and have had minimal revenue from the sale of non-electric custom cars. We intend to derive revenues from the sales of our SOLO vehicle, our Tofino vehicle and other intended electric vehicles (“EV”s). The Tofino is still in the early design development stage, and the first commercially-produced SOLOs are scheduled to be delivered to our customers during 2020. Our vehicles require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

We have a history of operating losses and we expect our operating losses to accelerate and materially increase for the foreseeable future.

For the fiscal year ended December 31, 2019, we generated a net loss of $30,742,311, bringing our accumulated deficit to $62,116,008. We anticipate generating a significant loss for the current fiscal year. The report of independent registered public accounting firm on our audited financial statements includes an explanatory paragraph relating to our ability to continue as a going concern.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. We have not begun the commercial mass production or sale of our flagship vehicle, the SOLO, and we expect to incur significant additional costs and expenses through the launch of the vehicle. Even if we are able to successfully launch the SOLO into commercial mass production, and to launch the Tofino or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability, we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2020 and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We expect the rate at which we will incur losses to increase significantly in future periods from current levels as we:

•	design, develop and manufacture our vehicles and their components;

•	develop and equip our manufacturing facility;

•	build up inventories of parts and components for the SOLO, the Tofino and other intended EVs;

•	open ElectraMeccanica stores;

•	expand our design, development, maintenance and repair capabilities;

•	develop and increase our sales and marketing activities; and

•	develop and increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in profits or even revenues, which would further increase our losses.

Our ability to achieve profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products.

We anticipate that the gross profit generated from the sale of the SOLO will not be sufficient to cover our operating expenses. To achieve our operating and strategic goals while remaining competitive, we will, among other things, need to reduce the bill of materials and the per-unit manufacturing cost of the SOLO. We expect the primary factors to contribute to a reduced bill of materials and per unit manufacturing cost to include:

•	continued product development to make the SOLO easier and cheaper to mass produce commercially;

•	our ability to utilize less expensive suppliers and components that meet the requirements for the SOLO;

•	increasing the volume of components that we purchase in order to take advantage of volume-based pricing discounts;

•	improving assembly efficiency;

•	enhancing the automation of our strategic manufacturing partner’s facility to increase volume and reduce labor costs; and

•	increasing our volume to leverage manufacturing overhead costs.

Continued product development is subject to feasibility and engineering risks. Any increase in manufacturing volumes is dependent upon a corresponding increase in sales. The occurrence of one or more factors that negatively impact the manufacturing or sales of the SOLO, or reduce our manufacturing efficiency, may prevent us from achieving our desired reduction in manufacturing costs, which would negatively affect our operating results and may prevent us from attaining profitability.

We currently have negative operating cash flows, and if we are unable to generate positive operating cash flows in the future our viability as an operating business will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing and general and administrative expenses to rapidly develop and expand our business. We are currently incurring expenditures related to our operations that have generated a negative operating cash flow. Operating cash flow may decline in certain circumstances, many of which are beyond our control. We might not generate sufficient revenues in the near future. Because we continue to incur such significant future expenditures for research and development, sales and marketing and general and administrative expenses, we may continue to experience negative cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses. An inability to generate positive cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses or raise additional capital on reasonable terms will adversely affect our viability as an operating business.

To carry out our proposed business plan to develop, manufacture, sell and service electric vehicles, we will require a significant amount of capital.

To carry out our proposed business plan for the next 12 months, we estimate that we will need approximately $25 million. If cash on hand, revenue from the sale of our cars, if any, and cash received upon the exercise of outstanding warrants, if any are exercised, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or registered offerings, and shareholder loans. Financing might not be available to us or, if available, only on terms that are not acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of future financings may adversely impact your investment.

We may have to engage in common equity, debt or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.

Our future growth depends upon consumers’ willingness to adopt three-wheeled single-seat electric vehicles.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of, any reduced demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for three-wheeled single seat electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general and, in particular, safety issues that may be attributed to the use of advanced technology, including vehicle electronics and braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric vehicles;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

The range of our electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our vehicles.

The range of our electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle as well as the frequency with which they charge the battery of their vehicle can result in additional deterioration of the battery’s ability to hold a charge. We currently expect that our battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and eight years, which will result in a decrease to the vehicle’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology, in particular battery cell technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles. For example, we do not manufacture battery cells which makes us depend upon other suppliers of battery cell technology for our battery packs.

If we are unable to design, develop, market and sell new electric vehicles and services that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new electric vehicles and services, address new market segments or develop a significantly broader customer base. To date, we have focused our business on the sale of the SOLO, a three-wheeled single seat electric vehicle, and have targeted mainly urban residents of modest means and fleets. We will need to address additional markets and expand our customer demographic to further grow our business. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

Demand in the vehicle industry is highly volatile.

Volatility of demand in the vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer, we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.

We depend on a third-party for our near-term manufacturing needs.

In October 2017, we entered into a manufacturing agreement with Zongshen, a wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd., an affiliate of Zongshen Power Machinery Co., Ltd., located in Chongqing, China. Under the agreement, Zongshen has begun the process of establishing tooling and has contracted to produce 75,000 SOLO vehicles in the three full years from the commencement of production. The delivery of SOLO vehicles to our future customers and the revenue derived therefrom depends on Zongshen’s ability to fulfill its obligations under that manufacturing agreement. Zongshen’s ability to fulfill its obligations is outside of our control and depends on a variety of factors, including Zongshen’s operations, Zongshen’s financial condition and geopolitical and economic risks that could affect China. Our manufacturing agreement with Zongshen provides that non-performance by either us or Zongshen shall be excused to the extent that such performance is rendered impossible by strike, fire, flood, earthquake or governmental acts, orders or restrictions; provided that either we or Zongshen, as applicable, uses commercially reasonable efforts to mitigate the impact of such non-performance. Notwithstanding any such efforts, any such non-performance by either us or Zongshen shall be cause for termination of the manufacturing agreement by the other party if the non-performance continues for more than six months. The novel coronavirus (COVID-19) pandemic or measures taken by the Chinese government relating thereto may result in non- performance by Zongshen under our manufacturing agreement. If Zongshen is unable to fulfill its obligations or is only able to partially fulfill its obligations under our existing manufacturing agreement with them, or if Zongshen either voluntarily or is forced to terminate our agreement with them, either as a result of the coronavirus outbreak, the Chinese government’s measures relating thereto or otherwise, we will not be able to produce or sell our SOLO vehicle in the volumes anticipated and on the timetable that we anticipate, if at all.

The impact of the novel coronavirus (COVID-19) pandemic on the global economy, our operations and consumer demand for consumer goods and services remains uncertain, which could have a material adverse impact on our business, results of operations and financial condition and on the market price of our common shares.

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. Although our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations (including, without limitation, staffing levels), supply chains for parts and sales channels for our products, and on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent weeks. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, on the market price of our common shares, and on consumer demand for consumer goods and services, including those offered by our Company.

We do not currently have all arrangements in place that are required to allow us to fully execute our business plan.

To sell our vehicles as envisioned, we will need to enter into certain additional agreements and arrangements that are not currently in place. These include entering into agreements with distributors, arranging for the transportation of the mass-produced SOLOs to be delivered pursuant to our manufacturing agreement with Zongshen, obtaining battery and other essential supplies in the quantities that we require. If we are unable to enter into such agreements, or are only able to do so on terms that are unfavorable to us, we may not be able to fully carry out our business plans.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Michael Paul Rivera, our Chief Executive Officer, Bal Bhullar, our Chief Financial Officer, Henry Reisner, our President and Chief Operating Officer, and Isaac Moss, our Chief Administrative Officer. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire suitable replacements. We are currently in the process of obtaining “key person” insurance on certain key personnel.

Since we have little experience in mass-producing electric vehicles, any delays or difficulties in transitioning from producing custom vehicles to mass-producing vehicles may have a material adverse effect on our business, prospects and operating results.

Our management team has experience in producing custom designed vehicles and is now switching focus to mass producing electric vehicles in a rapidly evolving and competitive market. If we are unable to implement our business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, then our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our Company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have the SOLO, the Tofino or any future model EV satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If we are unable to reduce and adequately control the costs associated with operating our business, including our costs of manufacturing, sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our electric vehicles relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing, we currently have a very limited frame of reference by which to evaluate the performance of our SOLO in the hands of our customers and currently have no frame of reference by which to evaluate the performance of our vehicles after several years of customer driving. With the Tofino we are still in early design development phase, whereby the similar evaluations are further behind.

We have very limited experience servicing our vehicles. If we are unable to address the service and warranty requirements of our future customers our business will be materially and adversely affected.

If we are unable to successfully address the service requirements of our future customers our business and prospects will be materially and adversely affected. In addition, we anticipate the level and quality of the service we will provide our customers will have a direct impact on the success of our future vehicles. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired.

We have very limited experience servicing our vehicles. We plan for mass production to begin for SOLO vehicles for deliveries during 2020. The total number of SOLOs that we have produced as pre-production as of December 31, 2019 is approximately 114 (64 from Canada and 50 from Zongshen). Throughout its history, our subsidiary, InterMeccanica, has produced approximately 2,500 cars, which include providing after sales support and servicing. We only have limited experience servicing the SOLO as a limited number of SOLOs have been produced. Servicing electric vehicles on a mass scale is different than servicing electric vehicles and vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques on a mass scale.

In addition, we presently expect that our warranty covering the SOLO will cover 24 months, however, the final details on such coverage have not yet been completed. Furthermore, the SOLO battery pack is expected to have a 60-month warranty period, however, the final details on the exact warranty specifications is still being determined and is being developed in conjunction with our battery pack and cell suppliers.

We may not succeed in establishing, maintaining and strengthening the ElectraMeccanica brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the ElectraMeccanica brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality electric cars and maintenance and repair services, and we have very limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the ElectraMeccanica brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, carbon fiber and non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our vehicles. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased electric vehicle prices. We might not be able to recoup increasing costs of raw materials by increasing vehicle prices. We have also already announced an estimated price for the base model of our SOLO, and the Tofino. However, any attempts to increase the announced or expected prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of SOLO and Tofino reservations and could materially adversely affect our brand, image, business, prospects and operating results.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives that are offered to purchasers of EVs or persons installing home charging stations, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future in connection with the planned production of our vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	establishing international operations.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians, for our electric vehicles. Competition for individuals with experience in designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We have a manufacturing agreement with Zongshen to produce 75,000 SOLO vehicles in the first three full years from the commencement of production. Zongshen’s workforce is not currently unionized, though they may become so in the future or industrial stoppages could occur in the absence of a union. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, or that of Zongshen or our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. Additionally, if we expand our business to include full in-house manufacturing of our vehicles, our employees might join or form a labor union and we may be required to become a union signatory.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We plan to maintain product liability insurance for all our vehicles with annual limits of approximately $30 million on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we are the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the United States.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do things that include one or more of the following:

•	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our vehicles or other goods or services to avoid infringing the third-party intellectual property; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and most of our executive officers and directors reside outside the United States

We are organized pursuant to the laws of the Province of British Columbia under the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and our executive offices are located outside of the United States in Vancouver, British Columbia. Three of our four officers, our auditor and all but four of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this Annual Report who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

We are vulnerable to a growing trade dispute between the United States and China

A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the current U.S. administration has imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). We envision that the suggested retail purchase price for our SOLO will be USD$18,500. As the landscape for tariffs involving imports to the United States from the People’s Republic of China has been changing over the past year and may change again, we have not determined how to adjust the purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the People’s Republic of China (the “PRC”) signed “Phase One” of an Economic and Trade Agreement (the “Phase One Agreement”), which entered into force on February 14, 2020. Notwithstanding the coming into force of the Phase One Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.

The legal system in the PRC is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various production services in the PRC. Zongshen, our manufacturing partner, is subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights or Zongshen may have to resort to administrative and court proceedings to fulfill its obligations under the manufacturing agreement. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we or Zongshen may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China, could materially and adversely affect our business and impede our ability to continue our operations.

Risks Related to Our Common Shares

We have limited cash on hand, and we will require a significant amount of capital to carry out our proposed business plan to develop, manufacture, sell and service electric vehicles

To carry out our proposed business plan for the next 12 months, we estimate that we will need approximately $25 million. If cash on hand, revenue from the sale of our cars, if any, and cash received upon the exercise of outstanding warrants, if any are exercised, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or registered offerings, and shareholder loans. Financing might not be available to us or, if available, only on terms that are not acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Our executive officers and directors beneficially own approximately 44% of our common shares.

As of April 16, 2020, our executive officers and directors beneficially own, in the aggregate, 39.7% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to warrants and stock options which have vested. As a result, they are able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of common shares and the issuance of preferred shares. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and designate the rights of the preferred shares, which may include voting, dividend, distribution or other rights that are preferential to those held by the common shareholders. The issuance of any such common or preferred shares may result in a reduction of the book value or market price, if one exists at the time, of the outstanding common shares. Given our lack of revenues, we will likely have to issue additional equity securities to obtain working capital we require for the next 12 months. Our efforts to fund our intended business plans will therefore result in dilution to our existing shareholders. If we do issue any such additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.

Additionally, we had 12,888,417 options and 20,603,396 warrants outstanding as of April 16, 2020. The exercise price of some of these options and warrants is below our current market price, and you could purchase shares in the market at a price in excess of the exercise price of our outstanding warrants or options. If the holders of these options and warrants elect to exercise them, your ownership position will be diluted and the per share value of the common shares you have or acquire could be diluted as well. As a result, the market value of our common shares could significantly decrease as well.

Issuances of our preferred stock may adversely affect the rights of the holders of our common shares and reduce the value of our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of shares of preferred stock. Our Board of Directors has the authority to create one or more series of preferred stock and, without shareholder approval, issue shares of preferred stock with rights superior to the rights of the holders of common shares. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holder of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently have no plans to create any series of preferred stock and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common shares and reduce the value of our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in August 2018, and before that it had been trading on the OTCQB since September 2017. The historical volume of trading has been low (within the past year, the fewest number of our shares that were traded on the Nasdaq Capital Market was 28,706 shares daily), and the share price has fluctuated significantly (since trading began on the Nasdaq Capital Market, our closing price has been as low as US$0.89 and as high as US$4.81). The share price for our common shares could decline due to the impact of any of the following factors:

•	sales or potential sales of substantial amounts of our common shares;

•	announcements about us or about our competitors;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the automobile industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for automobile companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares regardless of our actual operating performance.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

The rules of the Financial Industry Regulation Authority, Inc. (“FINRA”) require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Our common shares have been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

From September 2017 until August 2018, our common shares were quoted on the OTCQB where they were “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time was relatively small or non-existent. Since we listed on the Nasdaq Capital Market in August 2018, the volume of our shares traded has increased, but that volume could decrease until we are thinly-traded again. That could occur due to a number of factors, including that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common shares may not develop or be sustained.

Volatility in our common shares or warrant price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share or warrant prices may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receive from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of : (1) the last day of the fiscal year (a) following May 23, 2022, (b) in which we have total annual gross revenue of at least US$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th; and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. Assuming full exercise of all of the 4,501,368 Warrants covered by this prospectus at US$4.25 per share, we will receive gross proceeds of approximately US$19,130,814. The actual exercise of any of the Warrants, however, is beyond our control and depends on a number of factors, including the market price of our common stock. We cannot assure you that all, or even any, of the Warrants will be exercised.

While we have no specific plan for the proceeds, we expect to use the net proceeds from the exercise, if any, of the Warrants described in this prospectus to further develop our products, for working capital, and for general corporate purposes.

MARKET PRICE AND TRADING HISTORY

The common shares have been listed on the Nasdaq Capital Market under the symbol “SOLO” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” since September 2017.

The following tables sets forth, for the periods indicated, the high and low trading prices of our common shares as reported on the Nasdaq Capital Market and OTCQB prior to the filing of this prospectus.

Common Shares (symbol: “SOLO”)

	OTCQB (U.S. Dollars)		NASDAQ (U.S. Dollars)
Period	High	Low	High	Low
Quarter ended
September 30, 2017	8.00	1.50
December 31, 2017	15.00	10.00
March 31, 2018	10.70	9.00
June 30, 2018	9.88	4.25
September 30, 2018 (1)			6.25	2.27
December 31, 2018			7.48	0.9
March 31, 2019			6.74	1.05
June 30, 2019			3.93	2.41
September 30, 2019			3.25	2.01
December 31, 2019			2.73	1.60
March 31, 2020			2.58	0.89

Last Nine Months
July 2019			3.25	2.30
August 2019			2.84	2.11
September 2019			2.60	2.01
October 2019			2.10	1.60
November 2019			2.25	1.73
December 2019			2.73	1.74
January 2020			2.58	1.96
February 2020			2.55	1.79
March 2020			1.90	0.89

Note

(1)	From July 1, 2018 through August 7, 2018, the common shares traded on the OTCQB. The trading history from that period has been included in this quarterly information as if such trading had occurred on the Nasdaq Capital Market.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

DILUTION

Our net tangible book value as of December 31, 2019 was approximately $17,722,850, or approximately $0.48 per common share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of outstanding shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock upon the exercise of the Warrants and the net tangible book value per share of common stock immediately after the exercise of the Warrants.

If all of the 4,501,368 Warrants covered by this Prospectus had been exercised on or before December 31, 2019 at an exercise price of $5.51 (US$4.25), our pro forma net tangible book value as of December 31, 2019 would have been approximately $42,525,388 or $1.02 per share. This represents an immediate increase in net tangible book value of $0.545 per share to existing stockholders and an immediate dilution in net tangible book value of $4.487 per share to shares underlying the Warrants.

The shares outstanding as of December 31, 2019 used to calculate the information in this section exclude:

●	12,908,315 shares issuable upon the exercise of stock options outstanding on December 31, 2019; and

●	20,603,396 shares issuable upon the exercise of warrants outstanding on December 31, 2019.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.

The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements, pro forma financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
December 31, 2018	$1.3644	$1.2957	$1.3650	$1.2280
December 31, 2019	$1.2962	$1.3232	$1.3591	$1.2962
Last Six Months
October 2019	$1.3144	$1.3189	$1.3332	$1.3063
November 2019	$1.3291	$1.3237	$1.3317	$1.3145
December 2019	$1.2962	$1.3169	$1.3298	$1.2962
January 2020	$1.3220	$1.3089	$1.3220	$1.2964
February 2020	$1.3411	$1.3286	$1.3411	$1.3217
March 2020	$1.4123	$1.3960	$1.4539	$1.3334

Note

Certain conversions from U.S. dollars into Canadian dollars have been made for your convenience at US$1.00 = $1.2962, the noon-buying price on December 31, 2019.

DESCRIPTION OF SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of December 31, 2019, the date of the most recent audited balance sheet included in our financial statements, there were 37,049,374 common shares issued and outstanding, 33,511,711 common shares issuable upon exercise of outstanding stock options and warrants. As of April 16, 2020, there were 38,290,922 common shares issued and outstanding and 33,491,813 common shares issuable upon exercise of outstanding stock options and warrants.

The holders of our common shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of our common share to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act (British Columbia).

Preferred Shares

We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors,without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up. We do not have any preferred shares outstanding as of the date of this prospectus.

Transfer Agent

Our stock transfer agent and warrant agent for our securities is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York, New York, U.S.A., 11598, and its telephone number is (212) 828-8436.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

ElectraMeccanica is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For United States Residents,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the  Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development Canada, is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are nationals or permanent residents of World Trade Organization (“WTO”) member nations, a proposed investment generally would be reviewable where the value of the acquired assets is $5 million or more.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment generally would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more.

In the case of a direct acquisition by a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. For 2020, this amount is $1.075 billion (unless the investor is controlled by persons who are nationals or permanent residents of countries that are party to one of a list of certain free trade agreements, in which case the amount is $1.613 billion); each January 1, both thresholds are adjusted by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, if the acquisition is subject to approval under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

MATERIAL INCOME TAX INFORMATION

Certain Canadian Federal Income Tax Considerations for United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us and the Agents, and is not affiliated with us or the Agents, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on a business in Canada, or otherwise in connection with a business carried on or deemed to be carried on in Canada, and (v) is not a “registered non-resident insurer” or “authorized foreign bank” (each as defined in the Tax Act), or other holder of special status or in special circumstances, and (b) for the purposes of the Canada-U.S. Tax Convention (the “Tax Treaty”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who qualifies in all respects for the full benefits of the Tax Treaty. Holders who meet all of the criteria in clauses (a) and (b) above are referred to herein as “U.S. Holders” for purposes of this summary, and this summary only addresses such U.S. Holders.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force at the date hereof  (“Regulations”), the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof  (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all, and no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, any or all of which may differ significantly from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%).

Disposition of Common Shares

A U.S. Holder will not be subject to tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of our common shares, unless the common shares are “taxable Canadian property” to the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Tax Treaty.

Provided the common shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes Nasdaq) at the time of disposition, the common shares generally will not constitute “taxable Canadian property” of a U.S. Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions are met: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, partnerships in which the U.S. Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company; and (ii) more than 50% of the fair market value of the shares of the company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing (whether or not the property exists). Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, common shares could also be deemed to be “taxable Canadian property”.

U.S. Holders who may hold common shares as “taxable Canadian property” should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and compliance procedures under the Tax Act, none of which is described in this summary.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the ownership, and disposition of common shares acquired upon the exercise of the Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the ownership, and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired upon the exercise of the Warrants that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are required to accelerate the recognition of any item of gross income with respect to common shares as a result of such income being recognized on an applicable financial statement; or (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the ownership, and disposition of common shares.

Ownership and Disposition of Common Shares

The following discussion is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of the common shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such common shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” (“PFIC”) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the ownership and disposition of common shares. We believe that we were not a PFIC for the tax years ended December 31, 2018 and December 31, 2019, and based on current business plans and financial expectations, we expect that we should not be a PFIC for the current tax year and expect that we should not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been and will not become a PFIC for any tax year during which U.S. Holders hold common shares.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, after the application of certain “look-through” rules with respect to subsidiaries in which we hold at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of our gross income for such tax year is passive income (the “income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If we were a PFIC in any tax year during which a U.S. Holder held common shares, such holder generally would be subject to special rules with respect to “excess distributions” made by us on the common shares and with respect to gain from the disposition of common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from us during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the common shares ratably over its holding period for the common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements or make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to us or any subsidiary that also is classified as a PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Warrants, the shares of common stock will be distributed to those Warrant holders who surrender their Warrant certificate with their subscription form, together with the payment of the exercise price, to our warrant agent, VStock Transfer, LLC.

LEGAL MATTERS

McMillan LLP is acting as counsel to our Company regarding Canadian and U.S. securities law matters. The current address of McMillan LLP is Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N5.

EXPERTS

The consolidated financial statements of Electrameccanica Vehicles Corp. as of December 31, 2019 and 2018, and for the years then ended, have been incorporated by reference into this prospectus and registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company is in the development stage and has recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the December 31, 2019 consolidated financial statements also refers to a change to the accounting for leases on the adoption of IFRS 16, Leases. KPMG LLP has offices at 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K3.

The financial statements to the 2019 Annual Report for the year ended December 31, 2017 incorporated by reference into this prospectus and registration statement have been so included in reliance on the report of Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Dale Matheson Carr-Hilton Labonte LLP has offices at Suite 1500, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020, as amended on March 26, 2020;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 26, 2020;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 30, 2020;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 7, 2020; and

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 14, 2020.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary, at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4, or by calling 1-604-428-7656.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act (No. 333-222814) with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement, amendments thereto and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC, located at 100 F. Street NW, Washington, D.C., U.S.A., 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Up to 4,501,368 Common Shares

Upon Exercise of Warrants

ELECTRAMECCANICA VEHICLES CORP.